SUBLEASE AGREEMENT - WEST PALM BEACH, FLORIDA OFFICES

This sublease agreement is made as of the 28th day of February, 1995, by and between Ryan, Beck and Co., of 80 Main Street, West Orange, New Jersey 07052 hereinafter referred to as "Sublessee," and Republic Security Bank, F.S.B., successor in interest to Governors Bank, of 4400 Congress Avenue, West Palm Beach, Florida, 33407 hereinafter referred to as "Lessee."

                               SECTION ONE

                         DESCRIPTION OF PREMISES

A. Lessee has leased a portion of a building consisting of approximately Eight Thousand Four Hundred Ninety-Two and 28/100 (8,492.28) square feet of office space located at 603 Village Boulevard, West Palm Beach, Florida 33407, from The Governors, a Pennsylvania Partnership, Lessor, with an address of c/o Cornerstone Realty, inc., 8233-18 Gator Lane, West Palm Beach, Florida 33411 (the "Lessee").

B. Lessee shall demise to Sublessee Three Thousand Four Hundred Ninety-Four and no/100 (3,494) square feet of the building, all located on the first floor, as more fully described in exhibit A which is attached to and made part of this sublease Agreement (the "leased Premises").

                               SECTION TWO

                           PURPOSE OF SUBLEASE

A. The Leaded Premises demised under this Sublease Agreement are to be used by Sublessee in the conduct of a stock brokerage business, investment banking business and general office use and all tasks related to such use.

B. Sublessee shall not use the Leased Premises for any illegal, immoral or ultra-hazardous activity, whether within or outside the scope of the business of the Sublessee.

                              SECTION THREE

                            TERM OF SUBLEASE

A. The term of this Sublease shall commence on the later of May 1, 1995 or the date of issuance of Sublessee's certificate of occupancy (unless the issuance is delayed due to the negligence or willful misconduct of the Sublessee) (the "Commencement Date") and terminate on May 31, 1999 unless earlier terminated by breach of the terms and conditions of this Sublease Agreement.

B. Lessor agrees that Sublessee may remain in possession of the Leased Premises for the full term of this Sublease Agreement, despite any change that may occur in the status of Lessee or the Lease agreement between Lessee and Lessor.

                              SECTION FOUR

                                  RENT

Sublessee shall pay to Lessee as rent hereunder the sum of Two Thousand Six Hundred Twenty and 50/100 Dollars ($2,620.50) per month, on the first day of each month, commending on the Commencement Date and continuing each month thereafter during the term of this Sublease Agreement, together with any sales or use tax due thereunder ("Base Rent"). The Base Rent hereunder shall increase annually in the same manner as the annual increases in the base rent due under the Lease. If the Commencement Date is a date other than the first day of any monthly period, Base Rent and Additional Rent, hereafter defined, for such month shall be prorated from the Commencement Date through the end of such month.

In addition to Base Rent, Sublessee shall pay, on the same day Base Rent is due, one-twelfth of Sublessee's annual proportionate share of Lessee's Overhead Rent due under the Lease. Sublessee's proportionate share shall be determined by dividing the square footage of Sublessee Leased premises with the total square footage leased by Lessee under the Lease ("Additional Rent"). For the first year of the Sublease, the Additional Rent due hereunder shall be the sum of One Thousand Four Hundred Fifty-Five and 84/100 Dollars ($1,455.84) per month together with any sales or use tax due thereunder.

                              SECTION FIVE

                         SERVICES AND UTILITIES

Lessee shall furnish all electric, water and sewer services to Sublessee at the expense of the Lessee. All other utilities required by Sublessee on the Leased Premises, including gas and telephone services, shall be obtained by and at the expense of Sublessee. Sublessee shall also obtain and pay the expense of all janitorial services required on the Leased Premises.

Sublessee shall pay to Lessee monthly, during the first year of the Lease Term, the sum of One Hundred Seventy Four and 70/100 Dollars ($174.70) as reimbursement to Sublessee of Lessee's cost for electricity for the Premises ("Electricity Charges"). The Electricity Charge hereunder shall increase annually in the same manner as the annual increases in the base rent due under the Lease, so long as Sublessee's electric usage is commensurate with the use clause herein. If the Commencement Date is a date other than the first day of any monthly period, electricity Charge for such month shall be prorated from the Commencement Date through the end of such month. If Sublessee obtains a separate meter for electrical service. the Electricity Charge described herein shall be eliminated upon assumption of payment for electrical services by Sublessee.

                               SECTION SIX

                 COMPLIANCE WITH ORIGINAL LEASE AND LAWS

A. Sublessee shall not cause or allow any undue waste on the Leased Premises and shall comply with all applicable laws and ordinances respecting the use an occupancy of the Leased Premises relating to matters not covered elsewhere in this Sublease Agreement.

B. Sublessee shall perform and observe the terms and conditions to be performed on the part of the Lessee under the provisions of the original Lease Agreement between Lessee and Lessor, excepting the covenant for the payment of rent reserved thereby, and to indemnify Lessee against any and all claims, damages, costs, and expenses, in respect to the nonperformance or nonobservance of any such terms or conditions.

C. All terms and conditions of the Lease are incorporated herein as if set forth at length, a copy of which is attached hereto and made a part hereof in its entirety except for those specific provision of such Lease which are intentionally blacked out therein and except for any conflict between this Sublease and the Lease, which conflict shall be controlled by the terms of this Sublease herein.

D.  Notwithstanding the foregoing, Lessee agrees to the following:

1. Sublessee shall not be liable for any increases in Overhead Rent passed through by Lessor to Lessee for any capital expenditures by the Lessor as determined by generally accepted accounting principles.

2. At the end of the Sublease term, Sublessee shall not be required to remove any approved existing improvements and shall not be obligated to restore the Subleased premises to its pre-sublease condition, except for improvements made without consent of Lessor and Lessee.

                              SECTION SEVEN

                           APPROVAL BY LESSOR

This Sublease is subject to prior written approval of lessor. Approval of this Sublease and Sublessee's planned improvements, signage and use shall be evidenced by Lessor's joinder hereunder.

                              SECTION EIGHT

                                 SIGNAGE

Sublessee shall have the right to utilize the existing monument sign located at the southeast corner of the building wherein the Leased premises are located, at Sublessee's sole cost and expense, including maintenance thereof after installation of any signage. Installation of signage shall be subject to prior written approval of Lessor and Lessee hereunder. Sublessee's proposed drawings for the signage are attached hereto and made a part hereof as Exhibit B, and the execution of this Sublease by Lessee and joinder by Lessor shall evidence their approval of such drawings.

                              SECTION NINE

                      CONSTRUCTION OF IMPROVEMENTS

Lessee shall be responsible for the follow construction and costs prior to commencement of the Sublease term:

A. Construction of a demising wall between the Lessee's remaining lease space and the Leased Premises;

B.  Moving the restroom door;

C. Construction of a vestibule area for access to the existing restrooms; and

D. Payment of all architect fees for the above, as well as the cost of such plans and permits.

All additional construction shall be at Sublessee's sole cost and expense and any and all improvements shall be subject to Lessor's and Lessee's prior approval. Sublessee's proposed drawings for the improvements to the Leased Premises are attached hereto and made a part hereof as Exhibit C, and the execution of this Sublease by Lessee and joinder by Lessor shall evidence their approval of such drawings.

Lessee shall provide Sublessee an allowance for the installation of carpet, not to exceed Two and no/100 Dollars ($2.00) per square foot. Sublessee shall provide Lessee with written receipts for the carpet prior to payment of the carpet allowance.

This Sublease and Sublessee's obligations to perform hereunder shall be contingent upon Sublessee obtaining appropriate municipal approval for Sublessee's planned improvements and signage. Sublessee agrees to diligently make reasonable changes to the proposed improvements and sign plans requested by the municipal authority having authority over the Premises.

                               SECTION TEN

                            PERSONAL PROPERTY

Sublessee shall have the option of purchasing all or a portion of the existing furniture located upon the Premises and listed on Exhibit D attached hereto and made a part hereof and the option to assume the existing telephone equipment lease. The terms and costs of the personal property shall be determined by separate agreement of the parties. Any furniture not purchased by Sublessee shall be removed by Lessee prior to the Commencement Date. If Sublessee does not agree to assume the existing telephone system, Lessee shall remove the telephone system (excluding wiring and all plates) prior to the Commencement Date.

In Witness Whereof, the parties have executed this Sublease as of the day and year first above written.

Witnesses:

Lessee, Republic Security Bank, F.S.B.

Sublessee, Ryan, Beck & Co.

                           JOINDER AND CONSENT

The undersigned Lessor of the Leased Premises hereby consents to the terms and conditions of this Sublease and all attached exhibits.

The Governors, a Pennsylvania partnership

EXHIBITS
Exhibit A - Description of Premises

Exhibit B - Signage Plans
Reference artwork prepared by Jones and Song

Exhibit C - Drawings for Premises Improvements
Reference artwork prepared by Jones and Song

Exhibit D - List of Furniture/Phone System
Furniture:
1.2Brochure Racks
2.5Mica gray desks
3.2L-shaped gray desks
4.2 U-shaped gray desks
5.1small desk
6.credenzas
7.1 4-drawer lateral file
8.14-drawer fireking file
9.16-drawer lateral file
10.15-drawer lateral file
11.1In-coming fax machine
12.4Gray chairs (wood trim)
13.2Gray metal chairs
14.3Storage racks
15.1kitchen table and chairs
16.1refrigerator
17.1board table and 16 chairs
18.2chandeliers

Telephone System:
1.18x24 KSU Modular Northern telcom Norstar System
2.25Essx lines
3.2Trunk modules
4.1station module
5.4trunk cartridge
6.30M7208 set gray
7.2M7324 expanded set gray
8.1M7100 Norstar set gray
9.16 port expansion cartridge
10.1CP1105 power conditioner
11.1design release 3 software
12.1power strip